Exhibit 99.1

For Immediate Release

Contacts:	Randall H. Morgan
Chief Financial Officer
Crown Andersen Inc.
306 Dividend Drive
Peachtree City, Georgia 30269

Crown Andersen Inc. Announces Stockholder Approval of Going Private

Transaction

PEACHTREE CITY, GEORGIA – October 26, 2004—Crown Andersen Inc. (Nasdaq: CRAN), today announced that its stockholders approved a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of the Company’s common stock. The reverse stock split takes effect at 6:00 p.m. EST today. The forward stock split takes effect at 6:01 p.m. EST today. In conjunction with the reverse/forward stock split, the Company intends to deregister its common stock under the Securities Exchange Act of 1934, thereby effecting the going private transaction.

As of October 26, 2004, stockholders of record owning less than one share as a result of the reverse stock split will not participate in the forward stock split and will be entitled to receive cash in an amount equal to $1.95 per pre-split share instead of receiving fractional shares. Stockholders of record owning more than one share as a result of the reverse stock split will participate in the forward stock split and will therefore continue to hold the same number of shares after the reverse/forward stock split as they did before the transaction.

Shortly after October 26, 2004, stockholders who are cashed out as a result of this transaction will receive instructions regarding the method of exchanging old stock certificates for cash. Stockholders need not do anything with their stock certificates until they receive instructions.

About Crown Andersen

Crown Andersen Inc., through its subsidiaries, designs, manufactures, sells and installs a wide range of industrial air pollution control and air handling systems, product recovery equipment, and a complete line of medical, chemical and industrial waste treatment equipment and systems.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Crown Andersen cautions readers that results and events subject to forward-looking statements could differ materially from those in the forward-looking statements.

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